Preliminary Terms To prospectus dated December 23, 2008, and Amendment No. 1 to prospectus supplement for knock-out notes dated January 8, 2010	Preliminary Terms No. 308 Registration Statement No. 333-156423 Dated February 9, 2010; Rule 433

Structured Investments	Morgan Stanley $ Autocallable Knock-Out Notes Linked to the Russell 2000® Index due November 22, 2010
General
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The notes are designed for investors who seek early exit prior to maturity at a fixed Call Premium of 7.00% if, on any one of the weekly Review Dates, the Index Closing Level of the Russell 2000® Index is at or above the Call Level, or who anticipate that the Index Closing Level will not decline, as compared to the Initial Index Level, by more than 25.05% on any day during the Observation Period.  Investors should be willing to forgo interest and dividend payments and, if the Index Closing Level declines, as compared to the Initial Index Level, by more than 25.05% on any day during the Observation Period, be willing to lose some or all of their principal.  If the Index Closing Level does not decline, as compared to the Initial Index Level, by more than 25.05% on any day during the Observation Period, and the notes have not been automatically called, prior to maturity, investors will have the opportunity to receive at maturity the greater of (a) the Contingent Minimum Return of at least 2.00% and (b) the Index Return.  The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 2.00%.  As a result of the automatic call feature, your maximum payment at maturity will be $1,070 per note.

•	The first Review Date, and therefore the earliest date on which a call may be initiated, is February 24, 2010.
•	Senior unsecured obligations of Morgan Stanley maturing November 22, 2010†. All payments on the notes are subject to the credit risk of Morgan Stanley.
•	Minimum purchase amount of $10,000 and minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about February 12, 2010 and are expected to settle on or about February 19, 2010.
Key Terms
Underlying Index:	Russell 2000® Index
Automatic Call:
If the Index Closing Level on any Review Date is greater than or equal to the Call Level, the notes will be automatically called for a cash payment equal to the Call Price, payable on the Call Payment Date, as described below.

Review Dates:	February 24, 2010 and the third business day of each calendar week thereafter, ending on and including the Final Valuation Date†
Call Level:	107% of the Initial Index Level for each Review Date
Call Price:	$1,000 + ($1,000 x Call Premium) per note
Call Premium:	7.00%
Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Observation Period, the Final Index Level has decreased, as compared to the Initial Index Level, by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	25.05%
Payment at Maturity:
If the notes are not automatically called and a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the greater of the performance of the Underlying Index and the Contingent Minimum Return.  If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Index Return and (ii) the Contingent Minimum Return.  For additional clarification, please see “What is the Return on the Notes upon an Automatic Call or at Maturity Assuming a Range of Performance for the Underlying Index?” on page PS-4.

If the notes are not automatically called and a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Underlying Index.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 x Index Return)

If the notes are not automatically called and a Knock-Out Event has occurred, you will lose some or all of your investment if the Final Index Level has declined from the Initial Index Level.

Because the Valuation Date is also a Review Date, the notes may be automatically called on the Valuation Date.  Therefore, the maximum return on the notes will be limited to the Call Premium of 7%.  Accordingly, whether or not your notes are automatically called, your Maximum Payment at Maturity will be $1,070 (107% of the principal amount).

Terms continued on following page

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page S-18 of the accompanying prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of these preliminary terms.

Morgan Stanley has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which these preliminary terms relate.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at .www.sec.gov.  Alternatively, Morgan Stanley, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and these preliminary terms if you so request by calling toll-free 1-800-584-6837.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of these preliminary terms or the accompanying prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$ 1,000	$	$
Total	$	$	$
(1)	Certain fiduciary accounts will pay a purchase price of $ per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
(2)	Please see “Supplemental Plan of Distribution” in these preliminary terms for information about fees and commissions.

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
JPMorgan
Placement Agent
February 9, 2010

Terms continued from previous page:

Contingent Minimum Return:	At least 2.00%. The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 2.00%.
Observation Period:	Each trading day on which a market disruption event does not occur from and including the Pricing Date to and including the Valuation Date
Monitoring:	Closing Level
Index Closing Level:	On any day, the index closing level for the Underlying Index
Index Return:	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level:	The Index Closing Level on the Pricing Date
Final Index Level:	The Index Closing Level on the Valuation Date times the Adjustment Factor on such date
Adjustment Factor:	1.0, subject to adjustment in the event of certain events affecting the Underlying Index
Call Payment Date:	The third business day after the applicable Review Date on which the Automatic Call occurs†
Valuation Date:	November 17, 2010 †
Maturity Date:	November 22, 2010 †
Pricing Date:	February 12, 2010
Issue Date:	February 19, 2010 (4 business days after the Pricing Date)
CUSIP:	617482KP8
ISIN:	US617482KP80
† Subject to postponement for non-trading days or in the event of a market disruption event as described under “Description of Notes — Postponement of Valuation Date(s) or Review Date(s)” in the accompanying prospectus supplement for knock-out notes.

Additional Terms Specific to the Notes

You should read these preliminary terms together with the prospectus dated December 23, 2008, as supplemented by Amendment No. 1 to the prospectus supplement for knock-out notes dated January 8, 2010.  These preliminary terms, together with the documents listed below, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying prospectus supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at .www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Amendment No. 1 to the prospectus supplement for knock-out notes dated January 8, 2010:
http://www.sec.gov/Archives/edgar/data/895421/000095010310000049/dp16113_424b2a1.htm

•	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

Terms used in these preliminary terms are defined in the prospectus supplement for knock-out notes or in the prospectus. As used in these preliminary terms, the “Company,” “we,” “us” or “our” refer to Morgan Stanley.

What Is the Return on the Notes upon an Automatic Call or at Maturity Assuming a Range of Performance for the Underlying Index?

The following table illustrates the hypothetical simple return (i.e., not compounded) on the notes that could be realized upon an Automatic Call on any Review Date or at maturity for a range of movements in the Underlying Index from 80% to -100%.  The “Return on Notes” as used below is the number, expressed as a percentage, that results from comparing the payment upon an Automatic Call or at maturity per $1,000 principal amount note to $1,000.  The hypothetical returns set forth below assume an Initial Index Level of 600 and a Contingent Minimum Return of 2.00%, and reflect the Knock-Out Buffer Amount of 25.05%, the Call Level of 642 (which is equal to 107% of the hypothetical Initial Index Level) and the Call Premium of 7.00%.  The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 2.00%.  There will be only one payment on the notes whether called or at maturity.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes.

Notes Automatically Called			Notes NOT Automatically Called
Index Closing Level on any Review Date	Percentage Appreciation/ Depreciation on any Review Date	Return on Notes for any Review Date	Final Index Level	Index Return	Return on Notes if Knock-Out Event Has NOT Occurred(1)	Return on Notes if Knock-Out Event HAS Occurred(2)
1,080.00	80.00%	7.00%	1,080.00	80.00%	N/A	N/A
990.00	65.00%	7.00%	990.00	65.00%	N/A	N/A
900.00	50.00%	7.00%	900.00	50.00%	N/A	N/A
840.00	40.00%	7.00%	840.00	40.00%	N/A	N/A
780.00	30.00%	7.00%	780.00	30.00%	N/A	N/A
720.00	20.00%	7.00%	720.00	20.00%	N/A	N/A
690.00	15.00%	7.00%	690.00	15.00%	N/A	N/A
660.00	10.00%	7.00%	660.00	10.00%	N/A	N/A
645.00	7.50%	7.00%	645.00	7.50%	N/A	N/A
642.00	7.00%	7.00%	642.00	7.00%	N/A	N/A
636.00	6.00%	N/A	636.00	6.00%	6.00%	6.00%
630.00	5.00%	N/A	630.00	5.00%	5.00%	5.00%
624.00	4.00%	N/A	624.00	4.00%	4.00%	4.00%
618.00	3.00%	N/A	618.00	3.00%	3.00%	3.00%
612.00	2.00%	N/A	612.00	2.00%	2.00%	2.00%
609.00	1.50%	N/A	609.00	1.50%	2.00%	1.50%
606.00	1.00%	N/A	606.00	1.00%	2.00%	1.00%
600.00	0.00%	N/A	600.00	0.00%	2.00%	0.00%
570.00	-5.00%	N/A	570.00	-5.00%	2.00%	-5.00%
540.00	-10.00%	N/A	540.00	-10.00%	2.00%	-10.00%
510.00	-15.00%	N/A	510.00	-15.00%	2.00%	-15.00%
480.00	-20.00%	N/A	480.00	-20.00%	2.00%	-20.00%
450.00	-25.00%	N/A	450.00	-25.00%	2.00%	-25.00%
449.70	-25.05%	N/A	449.70	-25.05%	2.00%	-28.50%
420.00	-30.00%	N/A	420.00	-30.00%	N/A	-30.00%
360.00	-40.00%	N/A	360.00	-40.00%	N/A	-40.00%
300.00	-50.00%	N/A	300.00	-50.00%	N/A	-50.00%
240.00	-60.00%	N/A	240.00	-60.00%	N/A	-60.00%
180.00	-70.00%	N/A	180.00	-70.00%	N/A	-70.00%
120.00	-80.00%	N/A	120.00	-80.00%	N/A	-80.00%
60.00	-90.00%	N/A	60.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	0.00	-100.00%	N/A	-100.00%
(1)  The Final Index Level has not declined on any trading day from and including the Pricing Date to and including the Valuation Date, as compared to the Initial Index Level, by more than 25.05%.
(2)  The Final Index Level has declined on any trading day from and including the Pricing Date to and including the Valuation Date, as compared to the Initial Index Level, by more than 25.05%.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the amount payable on the notes is calculated.

Example 1: The value of the Underlying Index increases from the Initial Index Level of 600.00 to a value of 660.00 on a Review Date.  Because the Index Closing Level on a Review Date of 660.00 has increased from the Initial Index Level to a value greater than the Call Level, the notes are automatically called, and the investor receives a single payment of $1,070 per $1,000 principal amount note on the Call Payment Date.

Example 2:  The notes are NOT automatically called, a Knock-Out Event HAS occurred, and the value of the Underlying Index decreases from the Initial Index Level of 600.00 to a Final Index Level of 300.00.  Because a Knock-Out Event has occurred, the investor does not receive the benefit of the Contingent Minimum Return and receives a payment at maturity based on the Index Return of –50%, which is less than the stated principal amount, calculated as follows:

$1,000 + ($1,000 x –50%)  = $500

Example 3:  The notes are NOT automatically called, a Knock-Out Event has NOT occurred, and the value of Underlying Index increases from the Initial Index Level of 600.00 to a Final Index Level of 606.00.  Because a Knock-Out Event has not occurred and the Index Return of 1.00% is less than the Contingent Minimum Return of at least 2.00%, the investor receives the benefit of the Contingent Minimum Return and therefore a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000+ ($1,000 x 2.00%)  = $1,020

Example 4:  The notes are NOT automatically called, a Knock-Out Event has NOT occurred, and the value of the Underlying Index decreases from the Initial Index Level of 600.00 to a Final Index Level of 510.00.  Because a Knock-Out Event has not occurred and the Index Return of -15% is less than the Contingent Minimum Return of at least 2.00%, the investor receives the benefit of the Contingent Minimum Return and therefore a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 2.00%)  = $1,020

Example 5:  The notes are NOT automatically called, a Knock-Out Event has NOT occurred, and the value of the Underlying Index increases from the Initial Index Level of 600.00 to a Final Index Level of 618.00.  Because the Index Return of 3.00% is greater than the Contingent Minimum Return of at least 2.00% and less than the Call Level of 7.00%, the investor receives a payment at maturity per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 3.00%)  = $1,030

Example 6:  The notes are NOT automatically called, a Knock-Out Event HAS occurred, and the value of the Underlying Index increases from the Initial Index Level of 600.00 to a Final Index Level of 609.00.  Because a Knock-Out Event has occurred, the investor does not receive the benefit of the Contingent Minimum Return and receives a payment at maturity based on the Index Return of 1.50%, calculated as follows:

$1,000 + ($1,000 x 1.50%)  = $1,015

Selected Purchase Considerations

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APPRECIATION POTENTIAL UP TO CALL LEVEL — If the notes are automatically called because the Russell 2000® Index has appreciated to or above the Call Level on any Review Date, you will earn a fixed Call Premium of 7.00%.  If the notes are not automatically called, the notes provide the opportunity to participate in the appreciation of the Underlying Index at maturity, but only up to the Call Level.  If the notes are not automatically called and a Knock-Out Event HAS NOT occurred, in addition to the principal amount, you will receive at maturity, no less than the Contingent Minimum Return of at least 2.00%, or a minimum payment at maturity of at least $1,020 for every $1,000 principal amount note, subject to the credit risk of Morgan Stanley.  The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 2.00%.  However, if the notes are not automatically called and a Knock-Out Event HAS occurred, you could lose a significant portion of your investment based on a 1% loss for every 1% decline in the Underlying Index.  Even if a Knock-Out Event has occurred, if the notes are not automatically called and the Final Index Level is greater than the Initial Index Level, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Index Return.  However, the return on your investment, whether at maturity or upon an Automatic Call, will not exceed 7.00%.  Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the notes is just under nine months, the notes will be called before maturity if the Index Closing Level is at or above the Call Level on any Review Date and you will be entitled to a cash payment equal to $1,000 plus $1,000 times the Call Premium of 7.00%, or $1,070, which represents the maximum gain on the notes.

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DIVERSIFICATION OF THE RUSSELL 2000® INDEX – The return on the notes is linked to the Russell 2000® Index.  The Russell 2000® Index consists of 2,000 component stocks and is designed to track the performance of the smaller capitalization segment of the U.S. equity market.  For additional information about the Underlying Index, see the information set forth under “Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index” in Annex A of the accompanying prospectus supplement for knock-out notes dated January 8, 2010.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Knock-Out Notes, which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes.  Under current law and based on that opinion, subject to the conditions and limitations set forth in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Knock-Out Notes, we believe that it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected, your gain or loss on the notes should be treated as short-term capital gain or loss, even if you are an initial purchaser of notes at a price that is below the principal amount of the notes.  The Internal Revenue Service (the “IRS”) or a court, however, may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  Because the notes provide for the return of principal except in the case of a Knock-Out Event, the risk that they will be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked notes.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of instruments such as the notes to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which any income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these investments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gains as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, Treasury regulations or other forms of guidance, if any, issued after consideration of these issues could materially and adversely affect the tax consequences of this kind of investment, possibly with retroactive effect.  You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of this notice in particular.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Index or any of the component stocks of the Underlying Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement for knock-out notes dated January 8, 2010.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal.  If the notes are not automatically called, the return on the notes at maturity is linked to the performance of the Underlying Index and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Index Return is positive or negative.  If the Index Closing Level has declined, as compared to the Initial Index Level, by more than the Knock-Out Buffer Amount of 25.05% on any trading day during the Observation Period, a Knock-Out Event will have occurred, and the protection provided by the Knock-Out Buffer Amount of 25.05% will terminate.  Under these circumstances, you could lose up to 100% of your investment.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CALL PREMIUM — Because the Call Level is equal to 107% of the Initial Index Level, the maximum gain on the notes will be limited to the Call Premium of 7.00% regardless of the appreciation in the Underlying Index, which may be significant.

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YOU ARE ONLY ELIGIBLE TO RECEIVE THE CONTINGENT MINIMUM RETURN OF AT LEAST 2.00% IF A KNOCK-OUT EVENT DOES NOT OCCUR DURING THE OBSERVATION PERIOD — If the notes are not automatically called and the Index Closing Level on any trading day during the Observation Period declines from the Initial Index Level by more than the Knock-Out Buffer Amount of 25.05%, you will not be entitled to receive the Contingent Minimum Return on the notes.  The actual Contingent Minimum Return will be determined on the Pricing Date and will not be less than 2.00%.  Under these circumstances, you will be exposed on a 1 to 1 basis to any decline in the value of the Underlying Index and, as a result, you may lose some or all of your investment at maturity.

•	THE NOTES DO NOT PAY INTEREST – Unlike ordinary debt securities, the notes do not pay interest and do not guarantee any return of principal at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Underlying Index would have.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF MORGAN STANLEY, AND ANY ACTUAL OR ANTICIPATED CHANGES TO ITS CREDIT RATINGS OR CREDIT SPREADS MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES – Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes, and therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in these preliminary terms is based on the full stated principal amount of your notes, the original issue price of the notes includes the agents’ commissions and the cost of hedging our obligations under the notes through one or more of our affiliates.  The cost of hedging includes projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  As a result, the price, if any, at which affiliates of Morgan Stanley, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  Morgan Stanley & Co. Incorporated (“MS & Co.”) may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Underlying Index and the notes.

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THE OFFERING OF THE NOTES MAY BE TERMINATED BEFORE THE PRICING DATE — If we determine prior to pricing that it is not reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes, the offering of the notes will be terminated.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the value of the Underlying Index on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the value, especially in relation to the Call Level and the Knock-Out Buffer Amount, and the expected volatility of the Underlying Index;

•	the time to maturity of the notes;

•	the dividend rates on the stocks underlying the Russell 2000® Index;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount if a Knock-Out Event has occurred or is likely to imminently occur in light of the then current level of the Underlying Index.

You cannot predict the future performance of the Underlying Index based on its historical performance.  We cannot guarantee that the performance will be positive, so that you will receive at maturity an amount in excess of the principal amount of the notes.  You can review the historical values of the Underlying Index below.

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ADJUSTMENTS TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES —  The publisher of the Underlying Index may discontinue or suspend calculation or publication of the Underlying Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Underlying Index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our subsidiaries.  The hedging or trading activities of our affiliates on or prior to the Pricing Date and on the Valuation Date could adversely affect the value of the Underlying Index and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the Russell 2000® Index based on the daily historical closing values of the Underlying Index from January 1, 2005 through February 5, 2010.  The closing value of the Underlying Index on February 5, 2010 was 592.98.  We obtained the closing values of the Underlying Index below from Bloomberg Financial Markets.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical values of the Underlying Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Valuation Date or any of the Review Dates.  We cannot give you assurance that the performance of the Underlying Index will result in the return of any of your initial investment.

Historical Performance of the Russell 2000® Index

License Agreements

License Agreement between Frank Russell Company and Morgan Stanley.  The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley. See “Annex A—Underlying Indices and Underlying Index Publishers Information—Russell 2000® Index—License Agreement between Russell Investment Group and Morgan Stanley” in Annex A of the accompanying prospectus supplement for knock-out notes.

Benefit Plan Investor Considerations

Your purchase of a note in a self-directed Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty  by you that, as of the date of purchase (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the investment of the assets of such self-directed IRA used to purchase the note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of ERISA) with respect to any such IRA assets and (ii) in connection with the purchase of the note, such self-directed IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA), and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

See “Benefit Plan Investor Considerations” in the prospectus supplement for knock-out notes.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will receive a fee from the issuer that will not exceed $7.50 per $1,000 principal amount note.